Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-157544) and Form S-8 (No. 333-145695) of Community Partners Bancorp of our report dated March 31, 2010, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Allentown, Pennsylvania
March 31, 2010